Assured Guaranty Ltd. Reports Results for Third Quarter 2025

•GAAP Highlights:
•Net income attributable to Assured Guaranty Ltd. was $105 million, or $2.18 per share(1), for third quarter 2025.
•Shareholders’ equity attributable to Assured Guaranty Ltd. per share was $121.13 as of September 30, 2025.
•Gross written premiums (GWP) were $75 million for third quarter 2025.

•Non-GAAP Highlights:
•Adjusted operating income(2) was $124 million, or $2.57 per share, for third quarter 2025.
•Adjusted operating shareholders’ equity per share(2) and adjusted book value (ABV) per share(2) were $123.10 and $181.37, respectively, as of September 30, 2025.
•Present value of new business production (PVP)(2) was $91 million for third quarter 2025.

•Return of Capital to Shareholders:
•Third quarter 2025 capital returned to shareholders was $134 million including share repurchases of $118 million and dividends of $16 million.
•Share repurchase authorization was increased by $100 million on November 5, 2025.

Hamilton, Bermuda, November 6, 2025 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its subsidiaries, Assured Guaranty or the Company) announced today its financial results for the three-month period ended September 30, 2025 (third quarter 2025).

“Assured Guaranty continued to build shareholder value during the third quarter and first nine months of 2025. We attained record highs for shareholders’ equity, adjusted operating shareholders’ equity and adjusted book value on a per-share basis. Year-to-date through September 30, 2025, Assured Guaranty has earned net income of $7.73 per share, 20% higher than in last year’s comparable period, and adjusted operating income of $6.77 per share, up 17%.

“Par sold in the U.S. public finance market for the first nine months of the year reached a record level for a first nine months period. We guaranteed $21 billion of total par, which included four times the par amount of municipal secondary market policies than we wrote in the first three quarters of last year.

“Third quarter production was strong. Our three financial guaranty businesses – U.S. public finance, non-U.S. public finance and global structured finance – together produced $75 million of GWP and $91 million of PVP in third quarter 2025. GWP increased by 23%, while PVP increased by 44%, compared with the third quarter of last year, and also increased 25% and 77%, respectively, compared with the average GWP and PVP for the first two quarters of 2025. The increases in third quarter 2025 over the averages for the first two quarters were largely due to a resurgence of triple-B municipal issuance, where we insured a number of larger transactions.

“We also saw positive results in our loss development during the third quarter, with a net economic benefit of $38 million primarily related to legacy RMBS exposure and non-U.S. public finance exposure.

(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

“In capital management, as of November 5, 2025, the Company had repurchased 9.7% of the shares that were outstanding on December 31, 2024. On November 5, 2025, our Board of Directors authorized the repurchase of an additional $100 million of common shares.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	September 30,
	2025	2024

GAAP (1)
Net income (loss) attributable to AGL	$105	$171
Net income (loss) attributable to AGL per diluted share	$2.18	$3.17
Weighted average diluted shares	48.0	53.4
Non-GAAP (2)
Adjusted operating income (loss)	$124	$130
Adjusted operating income per diluted share	$2.57	$2.42
Weighted average diluted shares	48.0	53.4
Components of total adjusted operating income (loss)
Insurance segment	$145	$162
Asset Management segment	3	4
Corporate division	(24)	(29)
Other	—	(7)
Adjusted operating income (loss)	$124	$130

	As of
	September 30, 2025		December 31, 2024
	Amount	Per Share	Amount	Per Share

Shareholders’ equity attributable to AGL	$5,658	$121.13	$5,495	$108.80
Adjusted operating shareholders’ equity (2)	5,750	123.10	5,795	114.75
ABV (2)	8,471	181.37	8,592	170.12

Common Shares Outstanding	46.7		50.5
________________________________________
(1)    Generally accepted accounting principles in the United States of America.
(2)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

On a per share basis, shareholders’ equity attributable to AGL increased to $121.13 as of September 30, 2025 from $108.80 as of December 31, 2024, primarily due to net income, unrealized gains on the investment portfolio and share repurchases, partially offset by dividends. On a per share basis, ABV increased to $181.37 as of September 30, 2025 from $170.12 as of December 31, 2024, primarily due to adjusted operating income, new business production and share repurchases, partially offset by dividends.

Insurance Segment

The Insurance segment primarily consists of (i) the Company’s insurance subsidiaries that provide credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets, excluding the effect of variable interest entity (VIE) consolidations, and (ii) Assured Guaranty Inc.’s (AG, formerly Assured Guaranty Corp.) investment subsidiary, AG Asset Strategies LLC.

Insurance Segment New Business Production

Insurance Segment
New Business Production
(in millions)

	Quarter Ended September 30,
	2025			2024
	GWP	PVP (1)	Gross Par Written (2)	GWP	PVP (1)	Gross Par Written (2)

Public finance - U.S.	$77	$78	$7,851	$35	$34	$5,387
Public finance - non-U.S.	(13)	5	243	7	10	665
Structured finance - U.S.	2	—	42	4	5	551
Structured finance - non-U.S.	9	8	1,005	15	14	834
Total	$75	$91	$9,141	$61	$63	$7,437
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(1)    PVP, a non-GAAP financial measure, measures the value of the Insurance segment’s new business production for all contracts regardless of form or GAAP accounting model. See “Explanation of Non-GAAP Financial Measures” at the end of this press release. PVP is based on “close date,” when the transaction settles. PVP was discounted at 5.0% in both third quarter 2025 and in the three-month period ended September 30, 2024 (third quarter 2024).
(2)    Gross Par Written is based on “close date,” when the transaction settles.

The increase in U.S. public finance GWP and PVP in third quarter 2025 compared with third quarter 2024 was primarily attributable to several large transportation, health care and tax-backed transactions as well as higher GWP and PVP generated in the secondary market. The Company’s primary par written represented 61% of the total municipal market insured par sold in third quarter 2025, compared with 60% in third quarter 2024, and the Company’s penetration of all municipal issuance was 4.9% in third quarter 2025 compared with 4.2% in third quarter 2024.

In the U.S. public finance secondary market, GWP and PVP both increased to $10 million in third quarter 2025 compared with $2 million in third quarter 2024. The Company’s par written in the secondary market represented 7.4% of U.S. public finance par written in third quarter 2025, compared with 3.9% in third quarter 2024.

GWP for non-U.S. public finance in third quarter 2025 was negative due to the early repayment of several United Kingdom (U.K.) sub-sovereign credits. In third quarter 2025, non-U.S. public finance GWP and PVP consisted of guaranties of regulated utilities.

Global structured finance GWP and PVP in third quarter 2025 primarily consisted of the upsize of a transaction providing protection on a core lending portfolio for an Australian bank, as well as subscription finance transactions.

Business activity in the non-U.S. public finance and structured finance markets often has long lead times and therefore may vary from period to period.

Insurance Segment Adjusted Operating Income

Insurance segment adjusted operating income decreased to $145 million in third quarter 2025 from $162 million in third quarter 2024, primarily due to a smaller, though still favorable, development attributable to U.S. residential mortgage-backed securities (RMBS) transactions in third quarter 2025 as compared with third quarter 2024.

Insurance Segment Results
(in millions)

	Quarter Ended
	September 30,
	2025	2024
Segment revenues
Net earned premiums and credit derivative revenues	$99	$101
Net investment income	94	82
Fair value gains (losses) on trading securities	8	9
Foreign exchange gains (losses) on remeasurement and other income (loss)	5	12
Total segment revenues	206	204

Segment expenses
Loss expense (benefit)	(31)	(53)
Amortization of deferred acquisition costs (DAC)	6	5
Employee compensation and benefit expenses	44	40
Other operating expenses	32	36
Total segment expenses	51	28
Equity in earnings (losses) of investees	16	28
Segment adjusted operating income (loss) before income taxes	171	204
Less: Provision (benefit) for income taxes	26	42
Segment adjusted operating income (loss)	$145	$162

The components of the Insurance segment’s premiums, losses and income from the investment portfolio are presented below.

Insurance Segment Net Earned Premiums and Credit Derivative Revenues

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	September 30,
	2025	2024
Scheduled net earned premiums and credit derivative revenues	$93	$87
Accelerations	6	14
Total	$99	$101

The increase in scheduled net earned premiums and credit derivative revenues in third quarter 2025 was primarily due to earnings on large transactions and supplemental premiums written in 2024.

Insurance Segment Loss Expense (Benefit) and the Roll Forward of Expected Losses

Loss expense is a function of net economic loss development (benefit) and deferred premium revenue. The difference between loss expense and economic development in a given period represents the amount of deferred premium revenue absorbing expected losses to be paid.

Insurance Segment
Loss Expense (Benefit)
(in millions)

	Quarter Ended
	September 30,
	2025	2024
Public finance	$(7)	$(8)
U.S. RMBS	(26)	(44)
Other structured finance	2	(1)
Total	$(31)	$(53)

The table below presents the roll forward of net expected losses for third quarter 2025.

Roll Forward of Net Expected Loss to be Paid (Recovered) (1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of June 30, 2025	Net Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of September 30, 2025

Public finance	$192	$(8)	$(81)	$103
U.S. RMBS	(35)	(31)	7	(59)
Other structured finance	29	1	30	60
Total	$186	$(38)	$(44)	$104
_________________________________________________
(1)    Net economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Net economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, regardless of the accounting model prescribed under GAAP and without consideration of deferred premium revenue.

Net economic loss development was a benefit in third quarter 2025 primarily consisting of a $26 million benefit related to higher assumed recoveries for charged-off second lien loans.

Insurance Segment Income from the Investment Portfolio

Insurance Segment
Income from the Investment Portfolio
(in millions)

	Quarter Ended
	September 30,
	2025	2024
Net investment income	$94	$82
Fair value gains (losses) on trading securities	8	9
Equity in earnings (losses) of investees (1)	16	28
Total (2)	$118	$119
_________________________________________________
(1)    Equity in earnings (losses) of investees primarily relates to funds managed by Sound Point Capital Management, LP and certain of its investment management subsidiaries (Sound Point), Assured Healthcare Partners, LLC, and certain other managers. Investments in funds are reported on a one-quarter lag. AG transferred to Assured Guaranty Municipal Holdings Inc. (AGMH) certain alternative investments as part of a stock redemption on August 5, 2024. AG results are reported in the Insurance segment and AGMH results are reported in the Corporate division.
(2)    Certain collateralized loan obligation (CLO) equity tranche investments were reclassified to the available-for-sale fixed-maturity portfolio in the fourth quarter of 2024, with interest income now reported in net investment income, and changes in fair value reported in other comprehensive income. The Company had previously held the CLO equity tranches in a Sound Point managed fund with changes in its net asset value reported in “equity in earnings (losses) of investees” in the Insurance segment.

Net investment income represents interest income on available-for-sale fixed-maturity securities and short-term investments, which had an overall pre-tax book yield of 4.80% as of September 30, 2025 and 4.10% as of September 30, 2024. The increase in net investment income in third quarter 2025 compared with third quarter 2024 is primarily due to a shift in the portfolio from municipal securities to higher yielding corporate securities, as well as the addition of investment income from CLO equity tranches that were reclassified as described in the notes to the table above, partially offset by lower investment income on the short-term investment portfolio as a result of lower short-term interest rates and lower short-term average investment balances.

Equity in earnings (losses) of investees decreased to $16 million in third quarter 2025 compared with $28 million in third quarter 2024, primarily due to the reclassification of certain CLO equity tranches to the available-for-sale portfolio as well as the transfer of certain alternative investments to the Corporate division as described in the notes to the table above. Equity in earnings (losses) of investees may be more volatile than net investment income on available-for-sale fixed-maturity securities and short-term investments, due to mark-to-market changes associated with certain alternative investments.

As of September 30, 2025, the Company had $945 million in alternative investments across a variety of asset classes: $775 million in the Insurance segment consisting primarily of CLO equity tranches in the available-for-sale fixed-maturity securities portfolio and investments in funds focused on asset classes such as private healthcare and asset-based/specialty finance, as well as alternative investments in the Corporate division consisting primarily of legacy investments. The inception-to-date annualized internal rate of return for all alternative investments across the Insurance segment and Corporate division was 13% as of September 30, 2025.

Asset Management Segment

Asset management adjusted operating income was $3 million in third quarter 2025 and $4 million in third quarter 2024. It includes the Company’s ownership interest in Sound Point and the related amortization of intangible assets, as well as certain ongoing net performance fees. Sound Point’s results are reported on a one-quarter lag and are included in “equity in earnings (losses) of investees.”

Corporate Division

Corporate Division Results
(in millions)

	Quarter Ended
	September 30,
	2025	2024
Revenues	$3	$4
Expenses
Interest expense	24	24
Employee compensation and benefit expenses	6	7
Other operating expenses	8	6
Total expenses	38	37
Equity in earnings (losses) of investees	9	—
Adjusted operating income (loss) before income taxes	(26)	(33)
Less: Provision (benefit) for income taxes	(2)	(4)
Adjusted operating income (loss)	$(24)	$(29)

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. and AGMH, equity in earnings (losses) of investees related to certain alternative investments which AG transferred to AGMH as part of a stock redemption that occurred on August 5, 2024, as well as expenses attributed to the holding companies’ activities.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	September 30,
	2025		2024
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$105	$2.18	$171	$3.17
Less pre-tax adjustments:
Realized gains (losses) on investments	(10)	(0.22)	—	—
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	1	0.02	(2)	(0.03)
Fair value gains (losses) on committed capital securities (CCS)	8	0.17	(3)	(0.06)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	(22)	(0.44)	54	1.00
Total pre-tax adjustments	(23)	(0.47)	49	0.91
Less tax effect on pre-tax adjustments	4	0.08	(8)	(0.16)
Adjusted operating income (loss)	$124	$2.57	$130	$2.42

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income (1)	$—	$—	$(7)	$(0.12)
________________________________________
(1)    The effect of consolidating financial guaranty (FG) VIEs and consolidated investment vehicles (CIVs).

Realized losses on investments in third quarter 2025 were primarily due to credit losses associated with alternative investments.

Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and is not expected to result in an economic gain or loss.

Foreign exchange gains (losses) primarily relate to remeasurement of premiums receivable and are mainly due to changes in exchange rates relative to the U.S. dollar of the pound sterling and, to a lesser extent, the euro.

Common Share Repurchases

On November 5, 2025, the Board of Directors authorized the repurchase of an additional $100 million of the Company’s common shares. From the beginning of the repurchase program in 2013 through November 5, 2025, the Company has repurchased a total of 155 million common shares for $5.8 billion, representing 80% of the total shares outstanding as of January 1, 2013. As of November 5, 2025, the Company was authorized to purchase $332 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount (1)	Number of Shares	Average Price Per Share

2025 (January 1 - March 31)	$120	1.34	$89.72
2025 (April 1 - June 30)	131	1.54	85.03
2025 (July 1 - September 30)	118	1.42	83.06
2024 (October 1 - November 5)	51	0.62	82.14
Total 2025	$420	4.92	85.37
_________________________________________________
(1)    Excludes commissions and excise taxes.

The Company’s share repurchase program may be modified, extended or terminated by the Company’s Board of Directors at any time and does not have an expiration date. The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company’s capital position, legal requirements and other factors.

Stock Redemption Approval for U.S. Insurance Subsidiary

In third quarter 2025, after receiving approval from the Maryland Insurance Administration, AG redeemed $250 million of its common stock from AGMH in exchange for $213 million in cash and $37 million in alternative investments.

Financial Statements

Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	September 30,
	2025	2024
Revenues
Net earned premiums	$94	$97
Net investment income	94	82
Net realized investment gains (losses)	(10)	—
Fair value gains (losses) on credit derivatives	5	3
Fair value gains (losses) on CCS	8	(3)
Fair value gains (losses) on FG VIEs	3	(7)
Fair value gains (losses) on CIVs	17	21
Foreign exchange gains (loss) on remeasurement	(23)	55
Fair value gains (losses) on trading securities	8	9
Other income (loss)	11	12
Total revenues	207	269
Expenses
Loss and LAE (benefit)	(30)	(51)
Interest expense	22	22
Amortization of DAC	6	5
Employee compensation and benefit expenses	50	47
Other operating expenses	44	44
Total expenses	92	67
Income (loss) before income taxes and equity in earnings (losses) of investees	115	202
Equity in earnings (losses) of investees	20	18
Income (loss) before income taxes	135	220
Less: Provision (benefit) for income taxes	21	44
Net income (loss)	114	176
Less: Noncontrolling interests	9	5
Net income (loss) attributable to AGL	$105	$171

Condensed Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	September 30, 2025	December 31, 2024
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$6,278	$6,369
Fixed-maturity securities, trading, at fair value	136	147
Short-term investments, at fair value	1,332	1,221
Other invested assets	1,012	926
Total investments	8,758	8,663
Cash	157	121
Premiums receivable, net of commissions payable	1,583	1,551
DAC	190	176
Salvage and subrogation recoverable	453	396
FG VIEs’ assets, at fair value	145	147
Assets of CIVs	136	101
Other assets	679	746
Total assets	$12,101	$11,901

Liabilities
Unearned premium reserve	$3,663	$3,719
Loss and LAE reserve	308	268
Long-term debt	1,702	1,699
FG VIEs’ liabilities, at fair value	159	164
Other liabilities	532	498
Total liabilities	6,364	6,348

Shareholders’ equity
Common shares	—	1
Retained earnings	5,836	5,878
Accumulated other comprehensive income (loss)	(179)	(385)
Deferred equity compensation	1	1
Total shareholders’ equity attributable to AGL	5,658	5,495
Nonredeemable noncontrolling interests	79	58
Total shareholders’ equity	5,737	5,553
Total liabilities and shareholders’ equity	$12,101	$11,901

Explanation of Non-GAAP Financial Measures

The Company discloses both: (i) financial measures determined in accordance with GAAP; and (ii) financial measures not determined in accordance with GAAP (non-GAAP financial measures). Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate entities where it is deemed to be the primary beneficiary which include FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and CIVs in which certain subsidiaries invest.

The Company discloses the effect of FG VIE and CIV consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty’s financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect on the Company of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.

The Company’s management and AGL’s Board of Directors use non-GAAP financial measures further adjusted to remove the effect of FG VIE and CIV consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The financial measures that the Company uses to help determine compensation are: (i) adjusted operating income per share, further adjusted to remove the effect of FG VIE and CIV consolidation (core operating income per share); (ii) adjusted operating shareholders’ equity per share, further adjusted to remove the effect of FG VIE and CIV consolidation (core operating shareholders’ equity per share); (iii) ABV per share, further adjusted to remove the effect of FG VIE and CIV consolidation (core ABV per share); (iv) core operating return on equity, which is calculated as core operating income divided by the average of core operating shareholders’ equity at the beginning and end of the period; and (v) PVP.

The Company’s management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or ABV, each further adjusted to remove the effect of FG VIE and CIV consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares.

Adjusted operating income, further adjusted for the effect of FG VIE and CIV consolidation, enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

The Company’s management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments that are recognized in net income (loss) attributable to AGL, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are recognized in net income (loss) attributable to AGL, which is the amount of fair value gains (losses) in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company’s credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income (loss) attributable to AGL. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income (loss) attributable to AGL. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    The tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Adjusted operating income per share is calculated by dividing adjusted operating income by the weighted average diluted shares. The method for calculating weighted average diluted shares is in accordance with GAAP. See “Reconciliation to GAAP” above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and ABV

The Company’s management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss. The Company’s management uses ABV, further adjusted to remove the effect of FG VIE and CIV consolidation, to measure the intrinsic value of the Company, excluding franchise value. The Company’s management believes that ABV is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses.

Adjusted operating shareholders’ equity per share and ABV per share, each further adjusted for FG VIE and CIV consolidation (core operating shareholders’ equity per share and core ABV per share, respectively), are two of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are reported on the consolidated balance sheet, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2)    Elimination of fair value gains (losses) on the Company’s CCS that are reported on the consolidated balance sheet. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore would not result in an economic gain or loss.

4)     The tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

ABV is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed.

4)    The tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Shares outstanding as of the end of the reporting period are used to calculate adjusted operating shareholders’ equity per share and ABV per share.

The unearned premiums and revenues included in ABV will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current ABV due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of Shareholders’ Equity Attributable to AGL to
Adjusted Operating Shareholders’ Equity and ABV
(in millions, except per share amounts)

	As of
	September 30, 2025		December 31, 2024
	Total	Per Share	Total	Per Share

Shareholders’ equity attributable to AGL	$5,658	$121.13	$5,495	$108.80
Less pre-tax adjustments:
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	46	0.99	49	0.96
Fair value gains (losses) on CCS	12	0.25	2	0.05
Unrealized gain (loss) on investment portfolio	(159)	(3.41)	(397)	(7.86)
Less taxes	9	0.20	46	0.90
Adjusted operating shareholders’ equity	5,750	123.10	5,795	114.75
Pre-tax adjustments:
Less: DAC	190	4.06	176	3.47
Plus: Net present value of estimated net future revenue	191	4.08	202	3.99
Plus: Net deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed	3,401	72.81	3,473	68.75
Plus taxes	(681)	(14.56)	(702)	(13.90)
ABV	$8,471	$181.37	$8,592	$170.12

Gain (loss) related to FG VIE and CIV consolidation included in:
Adjusted operating shareholders’ equity	$3	$0.05	$—	$0.01
ABV	(3)	(0.06)	(6)	(0.13)

Shares outstanding at the end of the period	46.7		50.5

Net Present Value of Estimated Net Future Revenue

The Company’s management believes that this amount is a useful measure because it enables an evaluation of the present value of estimated net future revenue for non-financial guaranty insurance contracts. This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

The Company’s management believes that PVP is a useful measure because it enables the evaluation of the value of new business production in the Insurance segment by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premiums and fees on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the Company projected would be called), regardless of form, which management believes GAAP GWP and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company’s PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended
	September 30, 2025
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$77	$(13)	$2	$9	$75
Less: Installment GWP and other GAAP adjustments (1)	32	(13)	1	9	29
Upfront GWP	45	—	1	—	46
Plus: Installment premiums and other (2)	33	5	(1)	8	45
PVP	$78	$5	$—	$8	$91

	Quarter Ended
	September 30, 2024
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$35	$7	$4	$15	$61
Less: Installment GWP and other GAAP adjustments (1)	2	(1)	2	15	18
Upfront GWP	33	8	2	—	43
Plus: Installment premiums and other (2)	1	2	3	14	20
PVP	$34	$10	$5	$14	$63
_________________________________________________
(1)    Includes the present value of new business on installment policies discounted at the prescribed GAAP discount rates, and GWP adjustments on existing installment policies due to changes in assumptions and other GAAP adjustments.
(2)    Includes the present value of future premiums and fees on new business paid in installments discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, November 7, 2025. The conference call will be available via live webcast in the Investor Information section of the Company’s website at AssuredGuaranty.com or by dialing 1-833-470-1428 (in the U.S.) or 1-404-975-4839 (International); the access code is 802981.

A replay of the conference call will be available approximately three hours after the call ends. The webcast replay will be available for 90 days in the Investor Information section of the Company’s website at AssuredGuaranty.com and the telephone replay will be available for 30 days by dialing 1-866-813-9403 (in the U.S.) or 1-929-458-6194 (International); the access code is 706961.

Please refer to Assured Guaranty’s September 30, 2025 Financial Supplement, which is posted on the Company’s website at assuredguaranty.com/agldata, for more information on the Company’s financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “September 30, 2025 Equity Investor Presentation.”

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 3Q 2025,” which lists the U.S. public finance new issues insured by the Company in third quarter 2025, and

•“Structured Finance Transactions at September 30, 2025,” which lists the Company’s structured finance exposure as of that date.

In addition, the Company will post on its website, when available, Assured Guaranty Inc.’s financial supplement and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and non-U.S. public finance, infrastructure and structured finance markets. Assured Guaranty also participates in the asset management business through its ownership interest in Sound Point Capital Management, LP and certain of its investment management affiliates. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among factors that could cause actual results to differ materially are:

(i) significant changes in inflation, interest rates, the world’s credit markets or segments thereof, credit spreads, foreign exchange rates, tariff regimes or general economic conditions, including the possibility of a recession or stagflation; (ii) geopolitical risk, terrorism and political violence risk, including those arising out of Russia’s invasion of Ukraine and intentional or accidental escalation between The North Atlantic Treaty Organization and Russia, conflict in the Middle East, confrontation over Iran’s nuclear program, the polarized political environment in the United States (U.S.), and strategic competition and tensions between the U.S. and China; (iii) cybersecurity risk and the impacts of artificial intelligence, machine learning and other technological advances, including potentially increasing the risks of malicious cyber attacks, dissemination of misinformation, and disruption of markets, including the markets in which the Company participates; (iv) the impact of a U.S. government shutdown and/or the possibility of payment defaults on the debt of the U.S. government or instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, and downgrades to their credit ratings; (v) developments in the world’s financial and capital markets, including stresses in the financial condition of banking institutions in the U.S. and the possibility that increasing participation of unregulated financial institutions in these markets results in losses or lower valuations of assets, reduced liquidity and credit and/or contraction of these markets, that adversely affect repayment rates of insured obligors, Assured Guaranty’s insurance loss or recovery experience, or investments of Assured Guaranty; (vi) reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty’s insurance; (vii) the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity, or to other negative or unanticipated consequences; (viii) the possibility that Assured Guaranty’s mergers, acquisitions, divestitures and other strategic transactions, including the transactions with Sound Point Capital Management, LP (Sound Point, LP) and certain of its investment management affiliates (together with Sound Point, LP, Sound Point) and/or Assured Healthcare Partners LLC (AHP), do not result in the benefits anticipated and/or subject Assured Guaranty to negative consequences; (ix) the inability to control the business, management or policies of entities in which Assured Guaranty holds a minority interest; (x) the impact of market volatility on the fair value of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, contracts accounted for as derivatives, its committed capital securities (CCS), and its consolidated variable interest entities (VIEs); (xi) the possibility that budget or pension shortfalls, difficulties in obtaining additional financing, changes in applicable laws or regulations or other factors will result in credit losses or liquidity claims on obligations of state, territorial and local governments, their related authorities, public corporations and other obligors that Assured Guaranty insures or reinsures; (xii) insured losses, including losses with respect to related legal proceedings, in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures, including below-investment-grade (BIG) healthcare, United Kingdom (U.K.) regulated utility, European renewable energy, and Puerto Rico Electric Power Authority (PREPA) exposures; (xiii) the impact of Assured Guaranty satisfying its obligations under insurance policies with respect to legacy insured Puerto Rico bonds; (xiv) the possibility that underwriting insurance in new jurisdictions and/or covering new sectors, lines or classes of business does not result in the benefits anticipated or subjects Assured Guaranty to negative consequences; (xv) increased competition, including from new entrants into the financial guaranty industry, nonpayment insurance and other forms of capital saving or risk syndication available to banks and insurers; (xvi) rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; (xvii) the inability of Assured Guaranty to access external sources of capital on acceptable terms; (xviii) noncompliance with, and/or changes in, applicable laws or regulations, including insurance, bankruptcy and tax laws, tariffs, or other governmental actions; (xix) the possibility that legal or regulatory decisions or determinations subject Assured Guaranty or obligations that it insures or reinsures to negative consequences; (xx) difficulties or delays with the execution of Assured Guaranty’s business strategy; (xxi) loss of key personnel; (xxii) changes in applicable accounting policies or practices; (xxiii) public health crises, including pandemics and endemics, and the governmental and private actions taken in response to such events; (xxiv) natural or man-made catastrophes; (xxv) the impact of climate change on Assured Guaranty’s business and regulatory actions taken related to such risk; (xxvi) other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission (SEC); (xxvii) other risks and uncertainties that have not been identified at this time; and (xxviii) management’s response to these factors.

Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of November 6, 2025, and Assured Guaranty undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Director, Media Relations
212-408-6042
adurani@agltd.com